Exhibit 3.12

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

DOMINARI HOLDINGS INC.

Dominari Holdings Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

1.	The name of the corporation (hereafter called the “Corporation”) is Dominari Holdings Inc.

2.	The certificate of incorporation of the Corporation is hereby amended by striking out Article “SEVENTH” thereof and by substituting in lieu of said Article the following Article:

“SEVENTH: To the fullest extent permitted by the General Corporation Law of the State of Delaware (the “DGCL”), as it exists on the date hereof or as it hereafter be amended, and any other applicable laws, no director or officer of the Corporation shall be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer with respect to any acts or omissions in the performance of his or her duties as a director or officer of the Corporation. No amendment to or repeal of this Article will apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to the effectiveness of such amendment or repeal. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of directors or officers shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Corporation shall, to the extent required, and may, to the extent permitted, by Section 102 and Section 145 of the DGCL as amended from time to time, indemnify and reimburse all persons whom it may indemnify and reimburse pursuant thereto.

Notwithstanding the foregoing, the indemnification provided for in this Article SEVENTH shall not be deemed exclusive of any other rights to which those entitled to receive indemnification or reimbursement hereunder may be entitled under any by-law of this Corporation, agreement, vote or consent of stockholders or disinterested directors or otherwise.”

3.	The certificate of incorporation of the Corporation is hereby amended by adding a new Article “NINTH” to read in its entirety as follows:

“NINTH”: Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s Certificate of Incorporation or Bylaws (as either may be amended from time to time), (iv) any action to interpret, apply, enforce or determine the validity of the Corporation’s Certificate of Incorporation or Bylaws or (v) any action asserting a claim governed by the internal affairs doctrine, shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware). Notwithstanding the foregoing, the provisions of this Article NINTH shall not apply to suits brought to enforce any liability or duty created by the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, the Securities Exchange Act of 1934, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

4.	The amendments of the certificate of incorporation herein certified have been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 9th day of  December, 2025.

/s/Anthony Hayes
Anthony Hayes
Chief Executive Officer